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                                                                    EXHIBIT 99.2

Board of Directors

(All Terms 3 Years)

Daniel Berg

66. Term expires 1997 (1, 6). Institute Professor, Rensselaer Polytechnic Institute. Directorships include Hy-Tech Machine, Inc. (specialty parts), Joachim Machinery Co., Inc. (distributor of machine tools), and Chester Engineers.

Doreen E. Boyce

61. Term expires 1998 (2, 5). President of the Buhl Foundation (supports educational and community programs). Directorships include Microbac Laboratories, Inc. and Dollar Bank, Federal Savings Bank. Trustee of Franklin & Marshall College.

Robert P. Bozzone

62. Term expires 1997 (1, 2). Vice Chairman of Allegheny Ludlum Corporation (specialty metals production). Directorships include Allegheny Ludlum Corporation; Chairman, Pittsburgh branch of the Federal Reserve Bank of Cleveland. Trustee of Rensselaer Polytechnic Institute.

Sigo Falk

61. Term expires 1996 (2, 3, 4). Management of personal investments. Chairman of Maurice Falk Medical Fund and Chatham College Board of Trustees. Directorships include the Historical Society of Western Pennsylvania and the Allegheny Land Trust.

William H. Knoell

71. Term expires 1997 (3, 4, 6). Retired Chairman and Chief Executive
Officer of Cyclops Industries, Inc. (basic and specialty steels and fabricated steel products; industrial and commercial construction). Directorships include Cabot Oil and Gas Corporation. Life trustee of Carnegie Mellon University.

David D. Marshall

43. Term expires 1998 (5, 6). Executive Vice President of DQE; President and Chief Operating Officer of Duquesne Light. Directorships include Southwestern Pennsylvania Industrial Resource Center (economic development). Trustee, Vice President and Secretary of Penn's Southwest Association (economic development).

Robert Mehrabian

54. Term expires 1998 (1, 5, 6). President, Carnegie Mellon University; Dean, College of Engineering, University of California at Santa Barbara, 1983-90. Directorships include PPG Industries, Inc. (producer of glass, chemicals, coatings and resins), and Mellon Bank Corporation.

Thomas J. Murrin

66. Term expires 1997 (3, 6). Dean, A.J. Palumbo School of Business Administration, Duquesne University; former Deputy Secretary of U.S. Dept. of Commerce; former President, Westinghouse Electric Corporation Energy and Advanced Technology Group. Directorships include Motorola, Inc. Member of the Executive Committee of the U.S. Council on Competitiveness and Chairman of the District Export Council.

Robert B. Pease

70. Term expires 1996 (1, 5). Senior Vice President, National Development Corporation (real estate); Executive Director, Allegheny Conference on Community Development, 1968-91. Directorships include Regional Industrial Development Corporation of Southwestern Pennsylvania.

Eric W. Springer

66. Term expires 1996 (1, 4). Partner of Horty, Springer and Mattern, P.C. (attorneys-at-law). Directorships include Presbyterian University Hospital. Past president of the Allegheny County Bar Association.

Wesley W. von Schack

51. Term expires 1996 (3, 4, 6). Chairman, President and Chief Executive Officer of DQE; Chairman and Chief Executive Officer of Duquesne Light. Directorships include Mellon Bank Corporation, RMI Titanium Co., the Pittsburgh branch of the Federal Reserve Bank of Cleveland; Chairman, the Regional Industrial Development Corporation of Southwestern Pennsylvania, and the Pittsburgh Cultural Trust. Also a life trustee of Carnegie Mellon University.

DQE/Duquesne Light Committees:

1. Audit
2. Compensation
3. Finance
4. Nominating

Duquesne Light Committees:

5. Employment and
   Community Relations
6. Nuclear Review


20 DQE 1995 Annual Report